EX-99.m.1

IVY FUNDS
AMENDED DISTRIBUTION AND SERVICE PLAN

FOR CLASS A, CLASS B, CLASS C, CLASS E, CLASS R
AND CLASS Y SHARES OF BENEFICIAL INTEREST

This Amended Distribution and Service Plan (the “Plan”) was adopted by Ivy Funds (the “Trust”) on behalf of each series of the Trust (each, a “Fund” and collectively, the “Funds”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) to provide for payment by the Trust of certain expenses in connection with the: (a) distribution of each Fund’s Class A shares and the service and maintenance of Class A shareholder accounts; (b) distribution of each Fund’s Class B shares and the service and maintenance of Class B shareholder accounts; (c) distribution of each Fund’s Class C shares and the service and maintenance of Class C shareholder accounts; (d) distribution of each Fund’s Class E shares and the service and maintenance of Class E shareholder accounts; (e) distribution of each Fund’s Class R shares and the service and maintenance of Class R shareholder accounts; and (f) distribution of each Fund’s Class Y shares and the service and maintenance of Class Y shareholder accounts. Payments under this Plan are not tied exclusively to actual distribution and service expenses and the payments may exceed distribution and service expenses actually incurred.

I. CLASS A

The Trust is authorized to pay to Delaware Distributors, L.P. (“DDLP”) an amount not to exceed on an annual basis 0.25 of 1% of a Fund’s average daily net assets of Class A shares as either (1) a “distribution fee” to finance the distribution of the Fund’s Class A shares, (2) a “service fee” to finance shareholder servicing by DDLP, its affiliated companies, broker-dealers and other third-parties to encourage and foster the maintenance of Class A shareholder accounts, or as a combination of the two fees. The amounts shall be payable to DDLP daily or at such other intervals as the Board of Trustees may determine. This provision shall not be applicable to Class A shares of Ivy Money Market Fund, and in the case of Ivy International Growth Fund, shall be applicable only to Class A shares of the predecessor of that Fund that were issued after December 31, 1991.

II. CLASS B

Distribution Fee

With respect to each Fund, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis 0.75 of 1% of a Fund’s average daily net assets of its Class B shares as a “distribution fee” to finance the distribution of a Fund’s Class B shares payable to DDLP daily or at such other intervals as the Board of Trustees may determine.

Service Fee

With respect to each Fund, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis 0.25 of 1% of each Fund’s average daily net assets of its Class B shares as a “service fee” to finance shareholder servicing by DDLP, its affiliated companies, broker-dealers and other third-parties to encourage and foster the maintenance of shareholder accounts of a Fund’s Class B shares. The amounts shall be payable to DDLP daily or at such other intervals as the Board of Trustees may determine.

III. CLASS C

Distribution Fee

With respect to each Fund, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis 0.75 of 1% of each Fund’s average daily net assets of its Class C shares as a “distribution fee” to finance the distribution of that Fund’s Class C shares payable to DDLP daily or at such other intervals as the Board of Trustees may determine.

Service Fee

With respect to each Fund, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis 0.25 of 1% of each Fund’s average daily net assets of its Class C shares as a “service fee” to finance shareholder servicing by DDLP, its affiliated companies, broker-dealers and other third-parties to encourage and foster the maintenance of shareholder accounts of the particular Fund’s Class C shares. The amounts shall be payable to DDLP daily or at such other intervals as the Board of Trustees may determine.

IV. CLASS E

With respect to each Fund that offers Class E shares, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis 0.25 of 1% of a Fund’s average daily net assets of the Class E shares as either (1) a “distribution fee” to finance the distribution of the Fund’s Class E shares, (2) a “service fee” to finance shareholder servicing by DDLP, its affiliated companies, broker-dealers and other third-parties to encourage and foster the maintenance of Class E shareholder accounts, or as a combination of the two fees. The amounts shall be payable to DDLP daily or at such other intervals as the Board of Trustees may determine. This provision shall not be applicable to Class E shares of Ivy Money Market Fund.

V. CLASS R

Distribution and Service Fee

With respect to each Fund that offers Class R shares, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis 0.50 of 1% of a Fund’s average daily net assets of its Class R shares as either (1) a “distribution fee” to finance the distribution of a Fund’s Class R shares or (2) a “service fee” to finance shareholder servicing by DDLP, its affiliated companies, broker-dealers and other third-parties to encourage and foster the maintenance of shareholder accounts of a Fund’s Class R shares. The amounts shall be payable to DDLP daily or at such other intervals as the Board of Trustees may determine.

VI. CLASS Y

Distribution Fee

With respect to each Fund, subject to the limitation on total plan fees set forth below, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis 0.25 of 1% of each Fund’s average daily net assets of its Class Y shares as a “distribution fee” to finance the distribution of that Fund’s Class Y shares payable to DDLP daily or at such other intervals as the Board of Trustees may determine.

Service Fee

With respect to each Fund, subject to the limitation on total plan fees set forth below, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis 0.25 of 1% of each Fund’s average daily net assets of its Class Y shares as a “service fee” to finance shareholder servicing by DDLP, its affiliated companies, broker-dealers and other third-parties to encourage and foster the maintenance of shareholder accounts of the particular Fund’s Class Y shares. The amounts shall be payable to DDLP daily or at such other intervals as the Board of Trustees may determine.

Limitation of Total Plan Fees

With respect to each Fund, the Trust is authorized to pay both a distribution fee and a service fee to DDLP provided that the total amount of fees paid to DDLP pursuant to this Plan shall not exceed on an annual basis 0.25 of 1% of the average daily net assets of that Fund’s Class Y shares.

VII. FINRA DEFINITION

For purposes of this Plan, any distribution fee may be considered as a sales charge that is deducted from the net assets of the applicable class of shares of each Fund and does not include the service fee. The definition of “service fee” as used herein shall be determined by the definition of such term by FINRA’s Rules of Fair Practice.

VIII. QUARTERLY REPORTS

Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement shall provide to the Board of Trustees of the Trust, and the Board of Trustees shall review at least quarterly, a written report of the amounts so expended of the distribution fee and the service fee paid to DDLP under this Plan with respect to each Class of shares of each Fund and the purposes for which such expenditures were made with respect to such Class of shares of each Fund.

IX. APPROVAL OF PLAN

This Plan shall not become effective as to a class or Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the affected class or the Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a class of shares of a Fund if a majority of the outstanding voting securities of the class of shares of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust or any other Fund or class of shares.

The Plan shall not become effective as to a class or Fund until it has been approved by a vote of the Board of Trustees of the Trust and by the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as Trustees or shareholders of the Trust) (“Independent Trustees”) cast in person at a meeting called for the purpose of voting on such Plan and any related agreements.

X. CONTINUANCE

This Plan shall continue in effect as to each Fund and each Class of shares for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the Trustees, including the Independent Trustees, as specified hereinabove for the adoption of the Plan by the Trustees and Independent Trustees with respect to that class of shares of that Fund.

XI. TERMINATION

This Plan may be terminated at any time by a vote of a majority of the Independent Trustees as to any Fund or class of shares by a vote of the majority of the outstanding shares of that class or Fund without penalty. On termination, the payment of all distribution and service fees shall cease, and the Trust shall have no obligation to DDLP to compensate it for any expenditure it has made or may make to distribute a Fund’s class of shares or services shareholder accounts of a particular class of shares.

XII. AMENDMENTS

This Plan may not be amended to increase materially the amount to be spent for distribution or services without approval by the shareholders of the affected class of shares of the affected Fund, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan by the Board of Trustees and Independent Trustees as provided hereinabove. The distribution and service fees may, however, be reduced by action of the Board of Trustees without shareholder approval.

XIII. RELATED AGREEMENTS

Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund or class of shares, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of a Fund or class of shares, on not more than sixty (60) days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

XIV. TRUSTEES

While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Independent Trustees.

XV. RECORDS

The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph VIII hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

XVI. SEVERABILITY

The provisions of this Plan are severable with respect to each class of shares and each Fund.

XVII. LIMITATION OF LIABILITY

It is understood and expressly stipulated that neither the holders of shares of a Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

Adopted: November 13, 2008

Amended: April 30, 2021

APPENDIX A
TO THE IVY FUNDS
DISTRIBUTION AND SERVICE PLAN

This Appendix A (“Appendix A”) to the Ivy Funds Distribution and Service Plan for Class A, Class B, Class C, Class E, Class R, and Class Y shares of beneficial interest dated April 30, 2021 (the “Agreement”), is effective as of April 30, 2021, and supersedes any prior Appendix A to the Agreement.

Ivy Accumulative Fund
Ivy Apollo Multi-Asset Income Fund
Ivy Apollo Strategic Income Fund
Ivy Asset Strategy Fund
Ivy Balanced Fund
Ivy California Municipal High Income Fund
Ivy Cash Management Fund
Ivy Core Equity Fund
Ivy Corporate Bond Fund
Ivy Crossover Credit Fund
Ivy Emerging Markets Equity Fund
Ivy Energy Fund
Ivy Global Bond Fund
Ivy Global Equity Income Fund
Ivy Global Growth Fund
Ivy Government Money Market Fund
Ivy Government Securities Fund
Ivy High Income Fund
Ivy IG International Small Cap Fund
Ivy International Core Equity Fund
Ivy Large Cap Growth Fund
Ivy LaSalle Global Real Estate Fund
Ivy Limited-Term Bond Fund
Ivy Managed International Opportunities Fund
Ivy Mid Cap Growth Fund
Ivy Mid Cap Income Opportunities Fund
Ivy Municipal Bond Fund
Ivy Municipal High Income Fund
Ivy Natural Resources Fund
Ivy Pictet Emerging Markets Local Currency Debt Fund
Ivy Pictet Targeted Return Bond Fund
Ivy PineBridge High Yield Fund
Ivy ProShares Interest Rate Hedged High Yield Index Fund
Ivy ProShares MSCI ACWI Index Fund
Ivy ProShares Russell 2000 Dividend Growers Index Fund
Ivy ProShares S&P 500 Bond Index Fund
Ivy ProShares S&P 500 Dividend Aristocrats Index Fund
Ivy Pzena International Value Fund
Ivy Science and Technology Fund
Ivy Securian Core Bond Fund
Ivy Securian Real Estate Securities Fund
Ivy Small Cap Core Fund
Ivy Small Cap Growth Fund
Ivy Value Fund
Ivy Wilshire Global Allocation Fund